Exhibit 10.54

2 December 2009

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

and

JELEGAT HOLDINGS LIMITED

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) signed on 2 December 2009 is entered into between:

CEDC FINANCE CORPORATION INTERNATIONAL, INC. a corporation incorporated under the laws of the State of Delaware, with its registered office at Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA (the “Lender”),

and

JELEGAT HOLDINGS LIMITED a company incorporated under the laws of Cyprus, with its registered seat at 2-4 Arch Makarios Ave., Capital Center, 9th Floor, P.O. Box 21255, Nicosia 1505, Cyprus, with registration number 256696 (the “Borrower”).

WHEREAS:

(A)	As of the date of this Agreement, the Lender has issued USD 380,000,000 in 9.125% senior secured notes due in 2016 (the “Dollar Notes”) and EUR 380,000,000 in 8.875% senior secured notes due in 2016 (the “Euro Notes” and together with the Dollar Notes, the “Notes”) pursuant to an indenture dated [2] December 2009 (the “Indenture”), among the Lender, the Borrower, Central European Distribution Corporation (the “Parent”), certain subsidiaries of Parent as guarantors (together with Parent, the “Guarantors”), Deutsche Trustee Company Limited as trustee, Deutsche Trust Company Americas and Deutsche Bank Luxembourg S.A. as registrar, transfer and paying agent, Deutsche Bank AG, London Branch as principal paying agent and Polish Security Agent and TMF Trustee Limited as global security agent. The price for the Euro Notes at issue has been established at EUR 377,571,800 (with a discount of 0.639% of principal amount of the Euro Notes (the “Euro Notes Discount”)). The price for the Dollar Notes at issue has been established at USD 377,590,800 (with a discount of 0.634% of principal amount of the Dollar Notes (the “Dollar Notes Discount” and together with the Euro Notes Discount, the “Discount”)).

(B)	Pursuant to a purchase agreement dated 24 November 2009 between the Lender, Parent, the Guarantors, Goldman Sachs International, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc. (the “Initial Purchasers”), the Lender is obliged to pay the underwriting commission amounting to 1.4% of the aggregate principal amount of the Notes which is USD 5,320,000 with respect to the Dollar Notes (the “Fees”).

(C)	The Lender intends to grant to the Borrower a loan in the amount of USD 263,985,000 (the “Loan”) from the proceeds obtained by the Lender from the issuance of the Notes. The Lender intends to enter into an agreement (the “Carey Agri Loan Agreement”) pursuant to which it will grant loans to Carey Agri International-Poland SP. Z O.O. of the remainder of the proceeds obtained by the Lender from the issuance of the Notes (the “Carey Agri Loans”).

Capitalised terms used herein and not otherwise defined, shall have the meanings assigned to them in the Indenture.

NOW, THEREFORE, THE PARTIES AGREED AS FOLLOWS:

ARTICLE 1

THE LOAN

1.1.	The Loan shall be made in one advance and paid to the Borrower on the date of this Agreement. The Loan shall be paid to such accounts as the Borrower shall specify to the Lender in writing.

1.2.	The Loan shall be executed in the form of a bank transfer made from the Lender’s bank accounts.

ARTICLE 2

INTEREST

2.1.	For the purposes of this Article 2 only “Loan” shall mean the aggregate of the Loan divided by 0.99366 and an amount equal to the pro-rated amount of the Fees attributable to the Loan.

2.2.	Interest on the Loan shall accrue from the date of this Agreement until the repayment of the Loan and shall be paid at the rate of 9.125% per annum.

2.3.	Accrued interest on the Loan shall be payable in arrears in immediately available funds not later than May 31 and November 30 of each year and in any event on such date as the Lender shall reasonably request such that the Lender shall be able to comply with its obligations to make corresponding payments in respect of the Notes. The first such interest payments shall be made on or before May 31, 2010.

2.4.	If the rate of interest on the Dollar Notes increases pursuant to the terms of the Indenture: (i) the rate of interest on the Loan shall increase automatically by the same percentage; and (ii) the Borrower will pay to the Lender, to cover such increase in interest rate, an amount equal to the additional rate required pursuant to the Indenture.

ARTICLE 3

REPAYMENT

3.1.	The Loan (together with all costs thereon) shall mature and be repaid in full on November 30, 2016. In the event that the entire principal amount of the Dollar Notes (or a portion of the principal of such Notes) is due and payable prior to their stated maturity (whether due to a redemption or offer of payment of the Dollar Notes, a declaration of acceleration of the stated maturity date of such Notes or otherwise), the Borrower shall, promptly after demand by the Lender, repay a principal amount of the Loan under this Agreement, together with the accrued interest, premiums in respect of the Notes (if any) and the amounts of any fees, costs and expenses as are due and payable under Article 4 as determined and allocated by the Lender in its absolute discretion. For the avoidance of doubt, no prepayment of the Loan (whether in whole or in part) shall be permitted unless a corresponding prepayment of the Dollar Notes is made concurrently therewith. Notwithstanding anything in this Agreement, the Carey Agri Loan Agreement, or any similar loan agreement, Lender shall make such demand for repayment under such agreements in its discretion provided, however, that it shall obtain from the aggregate of such demands an amount sufficient to discharge its corresponding payment obligations in respect of the Notes.

3.2.	In the event of: (a) a declaration of an acceleration of the stated maturity of the Notes (to the extent such declaration has not been rescinded); (b) the failure by the Borrower to make a repayment of the Loan by any date specified in Section 3.1; or (c) upon the occurrence of any Event of Default, then at any time thereafter the Lender may, in its absolute discretion, by notice in writing to the Borrower cancel the Loan and declare such Loan to be immediately due and payable together with all interest, fees and other amounts payable hereunder and upon such declaration such sums shall become immediately due without further demand.

ARTICLE 4

FEES AND EXPENSES

4.1.	The Borrower shall pay to the Lender on the maturity date such costs, expenses, fees (including, but not limited to the pro-rated amount of the Fees attributable to the Loan) and taxes (legal and out-of-pocket expenses) determined by the Lender in its absolute discretion to be attributable to the Loan and incurred by the Lender in contemplation of, or otherwise in connection with: (i) the Notes; and (ii) the enforcement of any rights under this Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment). The Borrower also agrees to pay on demand to the Lender an amount equal to the amounts required to be paid in satisfaction of franchise taxes and other amounts required to be paid (or advisable) to maintain corporate existence or in satisfaction of reasonable accounting, legal, management and administrative expenses.

4.2.	All expenses payable pursuant to Section 4.1 shall be paid together with Value Added Tax (if any) thereon.

4.3.	The Borrower shall also incur all other expenses, in contemplation of, or otherwise in connection with the Notes (such as rating agency fees, legal, tax and financial advisory expenses), which it is obliged to pay under relevant agreements with third parties.

ARTICLE 5

PAYMENTS

5.1.	If any payment under this Agreement falls due on a day that is not a Business Day, the period (or the date for payment) shall be extended to end on the next succeeding Business Day. Where a date for payment is altered under this Section, interest shall be re-calculated accordingly.

5.2.	All payments by the Borrower shall be made in immediately available funds to such account as it may specify in writing, and free and clear of any present or future tax, withholding or other deduction, unconditionally and without any set-off or counter-claim whatsoever, save for any deduction which the Borrower is required to make by law.

5.3.	All payments by the Borrower in respect of the Loan shall be made in US Dollars only.

5.4.	If the Borrower is required by law to make any deduction or withhold any amounts, it shall pay to the Lender such additional amount as makes the net amount received by the Lender equal to the full amount payable if there had been no deduction or withholding. The Borrower shall promptly deliver to the Lender any receipts or other proof evidencing the amounts deducted or withheld from the amounts payable to the Lender.

ARTICLE 6

NOTICES

6.1.	Any notice or notification in any form to be given hereunder may be delivered in person or sent by letter or facsimile addressed to:

(a)	the Borrower at: ul. Bobrowiecka 00-728, Warsaw, Poland, fax +48 22 488 3410 (Attention: Mr. Christopher Biedermann); and

(b)	the Lender at: Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 1990004, fax +1 610-667-3308 (Attention: James Archibold),

or in each case, to such other address(es) and marked for the attention of such other person(s) as any of the parties may from time to time notify to the others in writing.

6.2.	Any such notice shall take effect, in the case of a letter, at the time of delivery, or in the case of a facsimile transmission, at the time of receipt by the sender of confirmation that the fax message has been transmitted to the addressee.

6.3.	No failure or delay by the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein are cumulative and not exclusive of any rights and remedies provided by law.

ARTICLE 7

SEVERABILITY

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable enactment or rule of law, such provision or part shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed to be not included in this Agreement, but the legality, validity and enforceability of the remainder of this Agreement (or this Agreement generally under the laws of any other jurisdiction) shall not be affected.

ARTICLE 8

NO ASSIGNMENT

Neither the rights, benefits and obligations of the Borrower nor the Lender under this Agreement are capable of assignment without the consent of the other and the trustee under the Indenture for the Notes; provided that the foregoing shall not prohibit or restrict the grant of any lien thereon in favor of the Security Agent for the Benefit of the Secured Parties (or any foreclosure thereon in accordance with the terms thereon). The Lender as an agent to the Borrower shall maintain a register (the “Register”) of the name and address of the person that has the rights, benefits and obligations as Lender hereunder. Any transfer of the rights, benefits and obligations as lender hereunder shall be reflected in the Register.

ARTICLE 9

GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

ARTICLE 10

DISPUTE RESOLUTION

Any disputes arising out of or in connection with this Agreement shall be settled by the common courts having jurisdiction over the registered seat of the Borrower.

ARTICLE 11

COUNTERPARTS

This Agreement has been executed in English in two (2) counterparts.

CEDC FINANCE CORPORATION INTERNATIONAL, INC.

By:	/s/ William V. Carey
Name:	William V. Carey
Title:	President

JELEGAT HOLDINGS LIMITED

By:	/s/ William V. Carey
Name:	William V. Carey
Title:	Director